Exhibit 10.22

AMENDED AND RESTATED TRUST AGREEMENT FOR THE

MONTANA FUNERAL TRUST

THIS AMENDED AND RESTATED TRUST AGREEMENT, made effective as of the ____ day of February, 2025, by and among the Montana Funeral Directors Association, Inc.; those eligible Montana-based Participating Mortuaries (“Participating Mortuaries”) that agree to participate in the Montana Funeral Trust; and US Alliance Life and Security Company -- Montana in its capacity as Trustee of the Montana Funeral Trust (solely and together with any successor Trustee or Trustees collectively “Trustee”):

WITNESSETH:

WHEREAS, the Montana Funeral Directors Association, Inc. (“the Association”) is a domestic not-for-profit corporation having its principal place of business at 1812 11th Avenue, Helena, Montana:

WHEREAS Montana-based Participating Mortuaries (“Participating Mortuaries”) who are eligible as determined by the Association and agree to participate in the Montana Funeral Trust, and who’s licensed and employed Morticians (“Funeral Director” and collectively “Funeral Directors”) are agents of the Participating Mortuaries.

WHEREAS Montana Funeral Services, Inc. previously established the Montana Funeral Trust (“Trust”) under the 1986 Trust Agreement, having been most recently amended and restated effective as of October 1, 2014, of which this Trust Agreement is a complete amendment and restatement.

WHEREAS the Montana Funeral Directors Association (“Association”) maintains certain interests and obligations assigned to it by the Montana Funeral Services, Inc. under the 1986 Trust Agreement, which assignment is integrated into and recognized by this Agreement and as stated in the Association bylaws, by which the Association oversees the administration of the Trust and has the power to hire and fire the Trustee through its Trust Committee.

WHEREAS the Association desires to continue to make the benefits of participation in a coordinated, professionally managed and administered prepaid funeral services plan under the Trust available to Participating Mortuaries so that they may better serve the public in the provision of funeral services and merchandise within the State of Montana.

WHEREAS the Association has requested that the Trustee enter into this Trust Agreement for the benefit of eligible Participating Mortuaries.

WHEREAS the Trustee is US Alliance Life and Security Company – Montana, a duly registered and licensed insurance corporation with its principal place of business located at 203 North Ewing Street. Helena, Montana.

WHEREAS the Trustee is willing to act as Trustee pursuant to the terms and conditions of this Trust Agreement;

WHEREAS the Trustee has entered into this Agreement with the Association and Participating Mortuaries to act as Trustee of the Trust and to administer the Trust in coordination with the Association.

WHEREAS the Trust has been, is, and will continue to be an irrevocable trust under this Agreement; and

WHEREAS this Trust Agreement supersedes and replaces all prior Agreements and Amendments of any prior versions of the Trust.

NOW, THEREFORE, in reliance upon and in consideration of recitals which are incorporated into this Agreement as fully stated above and the mutual promises and covenants set forth in this Agreement, and other good and valuable consideration, the parties agree as follows:

ARTICLE I Definitions

The capitalized terms set forth below have the following meanings when used in this Trust Agreement:

(A)	Agreement or Trust Agreement: This Trust Agreement as adopted by the Association and the Trustee and as it subsequently may be amended as provided in this Agreement.

(B)

Applicable Date: As to each Preneed Account, the date upon which the merchandise for which Preneed Funds have been deposited is delivered or the funeral services for which Preneed Funds have been deposited are rendered in whole or in part.

(C)	A.R.M.: Administrative Rules of Montana

(D)	Association: Montana Funeral Directors Association.

(E)

Authorization: Written authorization executed by a Purchaser on a form approved by the Trustee and made available by the Trustee requesting the payment to or withdrawal from the Purchaser's Preneed Account. Authorization executed by a Purchaser is required by the Trustee for all withdrawals or transfers from a Purchaser's Preneed Account. The Authorization may be executed by the Funeral Director after the death of the Beneficiary provided that appropriate proof of death accompanies the Authorization, and the Funeral Director has provided the funeral services and merchandise. In all other cases, the Authorization must be executed by the Purchaser or the Purchaser’s duly authorized representative.

(F)	Authorized Investment: See section 4.4

(G)	Beneficiary: The person upon whose death funeral services and merchandise are to be provided by a Funeral Director pursuant to the Preneed Agreement.

(H)	Enrollment Agreement: The agreement that each eligible Participating Mortuary will execute in order to participate in the Montana Funeral Trust.

(I)	Funeral Director: A licensed and employed Mortician who is an agent of a Participating Mortuary.

(J)	Materials: Forms, manuals and other materials developed for participation in the Trust and to be delivered to each Funeral Director by the Trustee.

(K)	MCA: The Montana Code Annotated as it may be amended.

(L)	Mortuary: Any entity that is licensed as a funeral establishment pursuant to Title 37, Chapter 19 of the Montana Code Annotated and that executes an Enrollment Agreement with the Trust.

(M)

Participating Mortuary: Mortuaries which are eligible to participate in the Trust, either because they are members of the Association, or because they have been otherwise approved by official action of the Association's Trust Committee to participate in the Trust.

(N)

Preneed Account: A distinct account established for a Beneficiary pursuant to instructions from a Purchaser for depositing and investing all Preneed Funds received from a Purchaser for a designated Beneficiary, together with any interest on the funds and less any distributions or deductions made from or allocated to the funds. A distinct Preneed Account shall be maintained for each designated Beneficiary. If, for example, a Purchaser has made deposits on behalf of two distinct designated Beneficiaries, the Purchaser would have two Preneed Accounts, each reflecting their respective contributions, interest distributions and deductions.

(O)	Preneed Consumer: Any person who executes a Preneed Contract with a Funeral Director.

(P)

Preneed Contract: Any contract between a Funeral Director and a Preneed Consumer which is subject to Title 37, Chapter 19, part 8 of the Montana Code Annotated and pursuant to which the Funeral Director will deliver funeral goods and or services upon the future death of the Beneficiary of the Preneed Contract. The Preneed Contract may be revocable or irrevocable.

(Q)	Preneed Funds: All moneys paid by a Purchaser to a Funeral Director under or in connection with a Preneed Contract and deposited into a Preneed Account.

(R)	Principal: The total of all Preneed Accounts being held in the Trust administered by the Trustee under the terms of this Agreement.

(S)

Purchaser: The person who has delivered Preneed Funds to a Funeral Director under or in connection with a Preneed Contract for a Beneficiary. The Purchaser and the Beneficiary are not required to be the same person. There may be more than one Purchaser for a Beneficiary and a Purchaser may establish a distinct Preneed Account for more than one Beneficiary.

(T)	Trust: The Montana Funeral Trust.

(U)	Trust Committee: The Committee appointed by the Association to oversee and manage the Trust.

(V)	Trust Fund Investment Accounts: The investment accounts offered by the Trust into which the Preneed Funds deposited into the Trust can be invested.

(W)	Trustee: US Alliance Life and Security Company -- Montana.

(X)	Valuation Date: The date upon which each distinct Preneed Account is valued as to Principal and interest, which must be at least semi-annually on a calendar basis.

ARTICLE II Administration of Montana Funeral Trust

Section 2.1

Purpose. The purpose of the Montana Funeral Trust is to provide Participating Mortuaries with the opportunity to invest funds that the Participating Mortuaries, and or their Funeral Director agents, receive from Preneed Contracts in a common Trust account to enable the Preneed Contracts to participate in investments and achieve rates of return that may be unavailable to them in their individual capacity. The Trust constitutes a Preneed Funeral Trust for Preneed Funeral Contracts within the meanings of 37-19-828, MCA and A.R.M. 24.147.1502-1505 of the Montana Board of Funeral Service.

Section 2.2

Declaration of Trust. The Trustee is hereby appointed to hold and agrees to hold the Preneed Funds in the Preneed Accounts in the Trust upon the terms and conditions and for the use and benefit of the Purchasers as set forth in this Agreement. Each Participating Mortuary that participates in the Trust authorizes the Trustee to receive and hold Preneed Funds in trust as required by applicable law. The Trustee expressly undertakes and assumes the Trust created in this Agreement and agrees to carry out the provisions of this Agreement. The Trust shall not engage in any activities other than those required or authorized by the terms of this Agreement or incidental and necessary to accomplish permitted activities.

Section 2.3

Operation. Pursuant to 37-19-828, MCA, Preneed Funds must be deposited in a banking institution, savings or building and loan association, or credit union with an office in the state of Montana, and organized under the laws of Montana, of another state, or of the United States.

A distinct Preneed Account within the Trust will be established whenever a Participating Mortuary executes a distinct Preneed Contract with a Preneed Consumer, and the Participating Mortuary deposits the Preneed Funds from that Preneed Contract into the Trust. Because a Preneed Contract may be paid for by a Preneed Consumer in installments, it is contemplated that Participating Mortuaries may make periodic deposits into a Preneed Account to fund a particular Preneed Contract.

The Trustee shall offer an investment option in which the funds received by the Trust will be deposited in an Authorized Investment with the Trustee as owner and beneficiary of the Authorized Investment. Other individual accounts may be established to continue the administration of Preneed Accounts and Contracts entered into prior to the date of this Agreement and to implement the conversion of those Principal Funds Accounts to individual annuity funded Preneed Accounts under Sections 4.4(B)(1) and 8.2.

In the case of an irrevocable Preneed Contract, the Preneed Consumer has the right to transfer the funding for that Preneed Contract to another mortuary, whether or not that mortuary is a Participating Mortuary. Additionally, a Participating Mortuary may transfer any or all of its Preneed Accounts maintained in the Trust to another preneed funeral trust established under Montana law. The revocation of a Preneed Contract and the refunding of the proceeds of that Preneed Account to the Preneed Consumer, the transfer of the funding of a Preneed Account to another Mortuary, or the transfer of one or more Preneed Accounts from the Trust by a Participating Mortuary, or formerly Participating Mortuary, shall not be deemed a termination of this Trust Agreement.

Section 2.4

Administration of Montana Funeral Trust. Except as otherwise provided in this Trust Agreement, all operational and administrative actions regarding the Trust shall be performed by the Trustee. The Trustee will hold all Preneed Funds transferred and delivered to the Trustee under this Agreement in trust; will manage, invest, and reinvest the Principal of the Trust; will collect and receive the income of the Trust; and will distribute the income and Principal of the Trust as follows:

(A)

Initial Deposits and Additions to a Preneed Account. An initial deposit shall be made to establish a Preneed Account. Any additional deposits to any Preneed Account may be in any amount. All additions will be administered as part of the Trust and shall be subject to the terms and conditions of this Agreement. The Trustee will not, at any time, receive and accept any additions to the Trust if the additions do not represent Preneed Funds.

(B)

Accumulation of Income: Except as otherwise provided in this Article III, the Trustee will accumulate any net income in the Trust allocated to each Preneed Account. The accumulated net income will periodically be added to and will be treated as Principal, for investment purposes.

(C)	Right of Withdrawal by Purchaser:

(1)

If the Purchaser signs a revocable Preneed Contract, the Purchaser or the Purchaser’s legal representative shall have the absolute right, upon delivery of the Authorization to the Trustee, to make a withdrawal from the Purchaser's Preneed Account at any time prior to the Applicable Date. Any Authorization received by a Funeral Director shall be promptly forwarded to the Trustee. Promptly upon receipt of a properly completed and executed Authorization and all required documentation and information, the Trustee shall withdraw the Preneed Funds from the designated Preneed Account in accordance with the Authorization and transmit the Preneed Funds to the Purchaser pursuant to the Authorization.

(2)	If the Purchaser signs an irrevocable Preneed Contract, no withdrawal by the Purchaser shall be permitted.

(D)	Right of Withdrawal by Participating Mortuary:

(1)

After the occurrence of the Applicable Date, a Participating Mortuary shall have the right to make a withdrawal from any Preneed Account for which the Participating Mortuary has provided funeral services or merchandise pursuant to the Preneed Contract by notifying the Trustee of the occurrence of the Applicable Date. The notice shall include: (1) the Authorization; and (2) a certified copy of the death certificate of the Beneficiary or other appropriate proof of death of the Beneficiary. Payment from the Preneed Account will be made to the Participating Mortuary within thirty (30) business days after the Trustee’s receipt of the notification.

(2)

If the Purchaser signed a revocable Preneed contract and the Preneed Account exceeds the cost of the services performed and the merchandise provided, the Participating Mortuary (a) shall refund the excess to the Purchaser; or (b) if the Purchaser and the Beneficiary are the same person, shall cause a proper representative of the Purchaser to execute an appropriate affidavit or other documents, and deliver the excess funds to the representative. The Trust, the Trustee, the Association shall not be liable to the Participating Mortuary in the event the Preneed Account is insufficient to pay the whole of the amount owing to the Participating Mortuary. The Trust, the Trustee, and the Association shall not be liable to any Purchaser or representative of a Purchaser if a Participating Mortuary does not refund the excess funds to the proper party.

(3)

If the Purchaser signed an irrevocable Preneed Contract and the value of the Preneed Account exceeds the cost of the services performed and merchandise provided, the excess funds shall be paid by the Participating Mortuary to the Purchaser, the Purchaser’s representative, or other recipient pursuant to the laws of the State of Montana. The Trust, the Trustee, and the Association shall not be liable to any Purchaser, the Purchaser’s representative, or other recipient if a Participating Mortuary does not pay the excess funds to the proper party.

(E)

Payment of Withdrawal from Accounts: The Trustee shall pay Preneed Funds originally deposited to the Trust Principal in segregated accounts under Section 4.4(B)(1) (Fund A) and interest earned at the next withdrawal date following receipt of Authorization. Upon payment, the obligations of the Trustee to the Preneed Account shall terminate and the Preneed Account closed. The distribution of earnings may be in two installments, the first covering all interest earned through the nearest preceding Valuation Date and the last from the Valuation Date to the investment withdrawal date.

ARTICLE III Information Required

Section 3.1

Information Required Upon Contribution or Withdrawal from a Preneed Account. The following information on forms provided by the Trustee shall accompany Preneed Funds transmitted by a Participating Mortuary for deposit in a Preneed Account or a request for withdrawal of Preneed Funds from a Preneed Account:

(A)	The name and address of the Purchaser for which the Preneed Account deposit or withdrawal is being made and

(B)	The name and address of the Participating Mortuary and

(C)	The social security number of the Purchaser and

(D)	The identification number of the Participating Mortuary and

(E)	The dollar amount which is being deposited or withdrawn and

(F)	The name and social security number of the Beneficiary, if any, designated by the Purchaser in the Preneed Contract if different from the Purchaser and

(G)	The type of Preneed Account (Revocable or Irrevocable) and

(H)	If a request for a withdrawal is submitted by a power of attorney for a Purchaser, a certified copy of the Power of Attorney; and

(I)	Other information as may be required by the Trustee.

Section 3.2	Information required for Transfer of Funds from Irrevocable Accounts.

The following information shall accompany a request for transfer of funds from an irrevocable Preneed Account:

(A)	The names and addresses of the Purchaser and the Beneficiary for which the Preneed Account has been established and

(B)	The social security numbers of the Purchaser and the Beneficiary and

(C)	The name and address of the originating Participating Mortuary and

(D)	The name and address of the Participating Mortuary or funeral preneed trust to which the funds are to be transferred and

(E)	A written request of the Purchaser directing the transfer, signed by the Purchaser and notarized and

(F)

If the request for a transfer of funds, or a request to change a revocable account to an irrevocable account, is submitted by a power of attorney for a Purchaser, a certified copy of the Power of Attorney; and

(G)	Other information as may be required by the Trustee.

ARTICLE IV Trustee’s Powers; Investment Provisions

Section 4.1	Trustee's Authorities and Powers. The Trustee has all powers granted to Trustees by Title 72 of the Montana Code Annotated.

The Trustee will invest and reinvest the principal and income of the Trust only in an Authorized Investment as defined in this Agreement. The selection and retention or disposition of any investment will be determined by the Trustee, who will have exclusive authority to manage and control the assets of the Trust.

The Trustee is granted all powers, authority, and discretion to administer each Preneed Account established under this Agreement to hold Preneed Funds. The Trustee shall administer the Preneed Accounts in compliance with Tit. 37, ch. 19, pt. 8, MCA, and Tit. 24, ch. 147, pt. 15, A.R.M.

Section 4.2	Additional Powers. The Trustee will have the following additional powers and authority in the administration of the Trust.

(A)	To purchase or subscribe for any Authorized Investment and to retain the Authorized Investment in the Trust.

(B)	To sell for cash, convert, redeem, or exchange for another Authorized Investment, any Authorized Investment at any time held by the Trust.

(C)	To purchase any Authorized Investment at a premium or discount.

(D)	To adjust, compromise or arbitrate claims or demands of, or against, the Trust or any Preneed Account, whether the claims are due or shall become due in the future.

(E)

In any case where the applicable law is unclear or uncertain, to allocate to income or to Principal, or to apportion between income and Principal, receipts and disbursements in the manner the Trustee deems proper.

(F)	To execute and deliver all documents, contracts, and instruments necessary or advisable in connection with the administration of the Trust and any Preneed Account established under this Agreement.

(G)

To do all acts which the Trustee may deem necessary or proper and to exercise any and all powers of the Trustee under this Agreement upon the terms and conditions which the Trustee deems are for the best interests of the Trust.

(H)

To commingle all Preneed Funds and to invest all the Preneed Funds in lump sums or otherwise without segregation, provided, however, that the Preneed Funds shall not be commingled with other monies of any Participating Mortuary or as prohibited by any law of the State of Montana.

Section 4.3

No Implied Duties. The Trustee shall not have any duty or obligation to manage, control, use, sell, dispose of or otherwise deal with the funds of the Trust, or otherwise to take or refrain from taking any action under or in connection with this Agreement, except as expressly required by the terms of this Agreement and no implied duties or obligations shall be read into this Agreement against the Trustee.

Section 4.4	Authorized Investment.

(A)	As used in this Article IV, “Authorized Investment” means:

(1)

interest-bearing deposits in a bank, national bank, federal savings bank, federal savings and loan association, savings bank, savings and loan association, credit union or federal credit union in a jurisdiction permitted by the then existing laws of the State of Montana, whether the deposits be in regular passbook savings accounts, regular non-passbook savings accounts, interest-bearing checking accounts, certificates of deposit, money market accounts or any other deposit with the banking institution, provided that the deposits shall bear interest at a rate which shall be not less than the prevailing rate of interest earned by other such deposits in the banks, savings banks, savings and loan associations, or credit unions;

(2)

The Trustee shall not be required to ascertain whether any Purchaser or Beneficiary may maintain investments or deposit accounts at any depository of funds of the Trust which may affect the amount of insurance available to a Preneed Account. All investments made hereunder shall be made in accordance with applicable laws of the State of Montana. Should such statute, or any successor statute, ever be interpreted to include investments other than those herein enumerated, "Authorized Investment" as used in this agreement shall be expanded to include any and all such investments;

(3)	investments backed by the United States Government; or

(4)

investments in contracts purchased on the life of an individual Beneficiary with the Trustee as owner and beneficiary of the annuity contract. The annuity shall be issued by Montana Domiciled Life Insurance Company.

(B)	The Trustee may establish Trust Fund Accounts as follows:

(1)

Segregated Account (Fund A). A segregated fund (Fund A) will be established from which the Principal shall be invested in separate annuity contracts purchased on the life of an individual Beneficiary with the Trustee as owner and beneficiary of the contracts. With this investment option, the Trustee shall establish a distinct Preneed Account for the principal of each Preneed Contract executed between Funeral Director and Beneficiary and naming US Alliance Life and Security Company of MT as Trustee under this Agreement. The principal of each Preneed Account shall be invested under the terms of this Agreement, with all income earned on the Preneed Account added to its principal after payment of expenses as provided in this Agreement.

(2)

Other Funded Accounts. Other individual accounts may be established to continue the administration of Preneed Accounts and Contracts entered into prior to the date of this Agreement (“Preexisting Accounts”) and to implement the conversion of those Principal Funds Accounts to individual annuity funded Preneed Accounts under ¶ 4.4(B)(1). Until conversion to annuity funded Segregated Preneed Accounts, the Preexisting Accounts shall be administered under the preexisting Preneed Contract.

(C)	All investments made under this Agreement shall be made in accordance with applicable laws of the State of Montana.

ARTICLE V Duties of the Association

Section 5.1

Except as Trustee advises to maintain, the Association shall terminate all existing agreements no later than October 1, 2025 with any entity or person providing services to the Trust as trustee, auditor, administrator, or any other service provider.

Section 5.2	The Association shall serve in an advisory capacity to the Trustee.

Section 5.3

The Association, at its cost, shall sponsor and endorse the Trust to all Association members eligible to become Participating Mortuaries in the Trust, and shall encourage participation by all eligible mortuaries in the Trust.

Section 5.4

The Association shall assist, at its cost, as requested by the Trustee, in marketing and promotion of the Trust to mortuaries that are eligible to become Participating Mortuaries in the Trust, and from time to time, as requested by the Trustee, the Association shall publish updates and articles concerning the benefits of the Trust in its magazines and other communications and publications to its members.

Section 5.5	The Association shall act as a liaison between Participating Mortuaries and the Trustee with respect to the operation and administration of the Trust.

Section 5.6

The Association shall provide all appropriate information requested by the Trustee regarding the current membership of the Association, the names of all Participating Mortuaries, and any other information needed for the administration of the Trust.

Section 5.7	The Association shall report to the Trustee the following information on a regular and continuing basis:

(A)	The name, address and social security number of each new Purchaser who delivers Preneed Funds in connection with a Preneed Contract.

(B)	The name, address, and social security number of each new Preneed Consumer who executes into a Preneed Contract.

(C)	The date of execution of the Preneed Contract and

(D)	The name, address, and social security number of the Beneficiary and

(E)	The dollar amount of the payment made by the Purchaser under the Preneed Contract.

Section 5.8

The Association shall remit to the Trustee, in receipt and in timely fashion, all funds received by it and paid in establishing a Preneed Account. Any deposit of funds with the Trustee shall be invested and become a part of the Trust Principal, and a deposit will begin to accrue interest as part of principal upon deposit.

ARTICLE VI Reports of Trustee

Section 6.1

Preneed Account Information. The Trustee shall maintain accurate and detailed records of each Preneed Account, including records of principal, accrued interest, receipts, and disbursements, and all other transactions required in connection with each Preneed Account.

Section 6.2

Information for Purchaser. The Trustee shall deliver to each Purchaser the information required by Section 6.1 upon any addition to or withdrawal from the Purchaser's Preneed Account and within thirty (30) days following the end of each calendar year.

Section 6.3

Information for Participating Mortuaries. At least quarterly, the Trustee shall deliver to each Participating Mortuary reports setting forth the information required by Section 6.1 for each Preneed Account generated by the Participating Mortuary.

Section 6.4	Tax Reports. The Trustee shall deliver to each Purchaser the tax records and information with respect to the Purchaser’s Preneed Account as may be required by law.

ARTICLE VII General Matters Relating to the Trust

Section 7.1

Responsibility of Trustee; Prudent Investor Standard. The Trustee shall administer the trust and invest and reinvest the Principal and income of the Trust in compliance with the Uniform Prudent Investor Act, Mont. Code Ann. Tit. 72, ch.38, pt. 9. In satisfying this standard, the Trustee shall exercise reasonable care, skill, and caution, provided, however, that the Trustee shall not be liable for any action taken or omitted by Trustee in good faith and believed by Trustee to be authorized in this Agreement or within the rights or powers conferred upon Trustee under this Agreement, or for action taken or omitted by Trustee in good faith and in accordance with advice of legal counsel (which counsel may be of the Trustee’s own choosing) and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by willful misconduct or gross negligence.

Notwithstanding the foregoing, the Trustee will not be absolved of liability for fraudulent or willful misuse, misapplication, or improper withdrawal of any funds from a Preneed Account by Trustee. The Trustee shall incur no liability to any Participating Mortuary for any action taken pursuant to the direction, request, or approval given by a Participating Mortuary, a Purchaser, or the legal representative of the Purchaser. The Trustee shall incur no liability to any Participating Mortuary for any action taken because of (i) a failure of the Participating Mortuary to provide timely notice of any claim, (ii) the untimely transmission of any Preneed Funds to the Trustee by the Participating Mortuary, or (iii) the misuse, misapplication, or improper withdrawal by a Participating Mortuary of any Preneed Funds delivered to the Trustee pursuant to this Agreement. The Trust, the Trustee, and the Association have no liability whatsoever in connection with any matter, issue, or thing relating to a Preneed Contract, it being understood and agreed that a Preneed Contract is an agreement between a Participating Mortuary and a Purchaser.

Section 7.2

Employment of Third Parties. In the administration of the Trust and the exercise of powers under this Agreement, the Trustee shall, at the expense of the Trust, employ or enter into agreements with agents, attorneys, accountants, auditors and other financial and data processing consultants as Trustee deems necessary to carry out Trustee’s obligations under this Agreement. The Trustee shall not be answerable for the default or misconduct of any agents, attorneys, accountants, auditors, or other consultants if the agents, attorneys, accountants, auditors, or consultants have been selected with reasonable care.

Section 7.3

Custodian and Investment Advisor. The Trustee may appoint a custodian and an investment advisor to hold and invest the assets of the Trust. The custodian and the investment advisor shall serve at the pleasure of the Trustee, who may remove any one or more custodians and investment advisors and add one or more custodians and investment advisors at any time. The compensation of the custodians and investment advisors shall be determined from time to time by the Trustee, in the Trustee’s sole discretion and cost.

Section 7.4

Reliance on Papers or Documents. The Trustee may conclusively rely and shall be protected in acting or refraining from acting on any Authorization, written notice, instrument, or signature believed by Trustee to be genuine and to have been signed or presented by the party duly authorized to do so. The Trustee shall have no responsibility for the contents of any writing transmitted to Trustee by a Participating Mortuary and may rely without any liability upon any such writing.

Section 7.5

Indemnification. Each Participating Mortuary participating in the Trust, for itself, its subsidiaries and affiliates, and their successors and assigns, agree to hold harmless and indemnify the Trustee, or any agent engaged by Trustee to assist in the administration or management of the Trust, from and against any and all claims, losses, damages, judgments, costs, expenses, and liabilities (including attorney fees and settlement costs) incurred in connection with any litigation or threatened litigation relating to the Trust to the extent the litigation arises out of events occurring by reason of the Trustee having followed the instructions of the Participating Mortuary a Funeral Director agent of any Participating Mortuary. This section shall survive termination of this Agreement.

ARTICLE VIII Distribution of Earnings on Investments

Section 8.1

Declared Rate of Interest. Beginning with the effective date of this agreement each Preneed Annuity Contract will have an annual declared rate of interest (the “Declared Rate”). The Declared Rate is guaranteed for five (5) years from the date of issue of the Preneed Annuity Contract. The Trustee shall make a partial withdrawal quarterly of the interest credited for the preceding [month][quarter][year] from each Preneed Annuity Contract and the Association shall receive the withdrawn funds within fifteen (15) days after close of the [month][quarter][year]. The Declared Rate at inception of this Agreement is 3.99%, subject to change pursuant to Section 8.3. The allocation will be as follows: 1% credited to the Association and 2.99% credited to the Preneed Annuity Contract for the Beneficiary.

Section 8.2

In-force Preneed Contracts at Inception of Agreement. All Preneed Contracts in force as of the effective date of this Agreement shall be credited at the same rate described in Section 8.1 upon conversion to a Preneed Annuity Contract once funds are received by the Trustee.

Section 8.3

Change in Declared Rate. The Declared Rate may change as economic or other circumstances dictate. Changes in Declared Rate will apply only to newly issued Preneed Annuity Contracts or to existing Preneed Annuity Contracts more than five (5) years past the Contract issue date.

Section 8.4

Compensation payable to US Alliance. For all of the administrative and management services to be provided by US Alliance to the Montana Funeral Trust as described in this Agreement, the Trustee shall pay to US Alliance as compensation a fee equal to fifty one-hundredths of one percent (.50%) of the funds held in the Montana Funeral Trust calculated as of the last business day of each calendar month during the term of this Agreement. Such fees shall be paid in monthly installments (equal to one- twelfth of .50% of the assets of the Montana Funeral Trust) with such payment being made within three (3) business days of the end of the calendar month for which the calculation is made. This form of compensation will continue until such time as Montana law changes to allow US Alliance’s traditional form of compensation to be applicable to this Trust.

Section 8.5

Fee Payable to the Montana Funeral Directors Association. For all of its services in connection with the operation, promotion and establishment of the Montana Funeral Trust, US Alliance shall pay from the Trust a fee to the Montana Funeral Directors Association, in the same amount and at the same time, as the fee payable to US Alliance as described in the paragraph above.

ARTICLE IX Amendment and Termination

Section 9.1

Amendment of Trust Agreement. This Agreement may be amended at any time and from time to time by a vote of a majority of the Trustee and a majority vote of the Trust Committee. Notwithstanding the foregoing, no Amendment of this Agreement shall operate to deprive a Purchaser of any right or benefit to which the Purchaser is entitled under the terms of this Agreement prior to the Amendment.

Section 9.2

Termination of this Agreement upon Removal of Trustee. This Agreement may be terminated without cause pursuant to the majority vote of the Trustee or the majority vote of the Trust Committee with six (6) months prior written notice by the terminating party to the other party. Trustee may resign at any time by providing sixty (60) days written notice to the Association. The Trustee may be removed as Trustee without cause by the Association, through action of the unanimous vote of the Trust Committee or by majority vote of the Association membership followed by the provision of sixty (60) days written notice to the Trustee of the removal; but in the case of more than one Trustee, neither the Association nor its Trust Committee may remove any single Trustee except by agreement of the majority of the remaining Trustees. Notwithstanding the above-stated notice provisions, the resignation or removal of a Trustee shall immediately take effect at the time a successor Trustee has been appointed and accepted the appointment. Upon termination of this Agreement or removal of Trustee, the Trust shall only be liable to the Trustee for Trustee’s normal and customary fees and expenses incurred through the date of transfer of all Trust Funds to the successor Trustee, if the transfer is necessary and proper under the circumstances, and the Trustee shall provide a complete and satisfactory accounting of the status and condition of the Trust Funds as of the date of any transfer of the Trust Funds effectuated under this Article.

Section 9.3

Termination of Trust. In the event of the termination of this Agreement and the Trust created in this Agreement, the Trustee will continue to hold the Preneed Funds in trust to be applied and distributed in accordance with the Preneed Contract.

Section 9.4

Appointment of Successor under this Article. Upon resignation or removal of all Trustees pursuant to Section 9.2, a successor Trustee shall be appointed by the Association. If no successor Trustee is named by the Association within three (3) months after receipt of an instrument of resignation or an instrument of removal by the Trustee or the Association the Trustee may apply to a court of competent jurisdiction to name a successor Trustee under this Agreement. Any successor Trustee appointed under this Agreement shall execute, acknowledge, and deliver to the Association an instrument in writing accepting the appointment, and thereupon the successor Trustee, without any further act, deed, or conveyance, shall become vested with all of the estate, properties, rights, powers and duties of the Trustee’s predecessor in the Trust with like effect as if originally named as Trustee in this Agreement.

ARTICLE X Effect of Association Membership and Performance under this Agreement on Eligibility to Participate in Trust

Section 10.1

Membership in Association. Eligibility for participation in the Trust is automatically afforded to members of the Association in good standing who have paid all fees required to be paid under this Agreement or to the Association. At the election of the unanimous vote of the Trust Committee, the failure of a Participating Mortuary to maintain its membership in good standing with the Association may act as a termination of this Agreement with the Participating Mortuary, only upon notice to the Participating Mortuary from the Association. The failure of a Participating Mortuary to observe and perform all the terms and conditions of this Agreement, or any rules or regulations promulgated by the Trustee, shall act as a termination of this Agreement as to the Participating Mortuary, only upon notice from the Trustee. Except as otherwise expressly provided in this Agreement, upon the termination neither the Participating Mortuary nor its Funeral Directors, nor any of their subsidiaries or affiliates shall have any further rights or be entitled to any benefits under this Agreement and they shall no longer participate in the Preneed program or the Trust unless otherwise reinstated in writing as a Participating Mortuary by the Association and the Trustee.

Section 10.2

Non-participation in Trust. In the event a Participating Mortuary ceases to participate in the Trust for any reason, no further deposits from Purchasers into a Preneed Account will be accepted from the formerly Participating Mortuary or its Funeral Directors, provided, however, that the Preneed Accounts of Purchasers who contracted with the Participating Mortuary shall continue to be maintained by the Trustee at an annual fee to be paid by the Participating Mortuary to be determined by the Trustee in Trustee’s sole and absolute discretion. The formerly Participating Mortuary shall be permitted to effect withdrawals and payments from Preneed Accounts by properly executed Authorizations pursuant to the provisions of Section 2.4(D). This Section shall survive the termination of this Agreement.

ARTICLE XI General Provisions

Section11.1	Reliance on Copies of Agreement. Any person dealing with the Trustee may rely upon a copy of this Agreement and any amendments of it, certified to be a true and correct copy by the Trustee.

Section11.2

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together will constitute one agreement binding on all parties hereto, notwithstanding that the parties have not signed the same counterpart. Specifically, a Funeral Director or Mortuary may become a party to this Agreement by signing an instrument which indicates that the Funeral Director or Mortuary intends to become a party and a Participating Member in the Trust, which instrument will be annexed to this Agreement and become a part of it.

Section11.3

Interpretation of Laws. Should any federal, state, or local law, rule, or regulation concerning the Preneed program, the Trust, or the Trustee be interpreted, enacted, or amended to change the duties or obligations of the Trustee, the Association, the Funeral Directors, the Participating Mortuaries, or the Preneed program as provided in this Agreement, the Trustee shall be entitled to make the modifications to this Agreement as may be necessary to conform to or include the interpretation, amendments, or changes.

Section11.4

Montana Law. This Agreement and the Trust maintained under it shall be governed by and construed in accordance with the laws of the State of Montana. Insofar as is legally permissible, the parties designate the District Court of the First Judicial District of the State of Montana, In and For the County of Lewis and Clark, as the court having exclusive jurisdiction over the enforcement, modification, or interpretation of this Agreement.

Section11.5	Binding Agreement. This Agreement shall be binding upon the Trustee and the Association and the successors and assigns of each.

Section11.6

Notice. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or electronically, or mailed (registered or certified mail, return receipt requested, postage prepaid) to the following addresses (unless all parties have been notified in writing by a party that it has changed such address): For Montana Funeral Directors Association PO Box 1003, Dillon, MT, 59725, info@montanfda.org

For US Alliance

1303 SW First American Pl, Suite 200, Topeka, KS 66604

jack@usalliancelife.com, jeff.brown@usalliancelife.com

Section11.7

Merger and Modification. This Agreement merges all previous negotiations between the parties to this Agreement and constitutes the entire understanding of the parties with respect to the subject matter of this Agreement. An alteration, modification, or change of this Agreement is not valid except by an agreement in writing executed by the parties with the same formality as this Agreement.

Section11.8

Waiver. A failure or delay by any party in exercising any right, power, or privilege under this Agreement (and no course of dealing between or among any of the parties) may not operate as a waiver of any such right, power, or privilege. A waiver of any default on any one occasion may not constitute a waiver of any subsequent or other default. A single or partial exercise of any right, power, or privilege may not preclude the further or full exercise of the right, power, or privilege.

Section11.9

Severability. If any provision of this Agreement or the application of it to any person, entity, or circumstance is found to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of the provision to other persons, entities, or circumstances are not affected and shall be enforced to the greatest extent permitted by law.

Section11.10

Representation by Counsel. The Association has retained and been represented by Scott Peterson, Morrison Sherwood Wilson Deola, PLLP,401 North Last Chance Gulch, Helena, Montana 59601, in connection with the negotiations for and the drafting of this Agreement. Trustee has retained and been represented by Craig Charlton of Smith Law Firm, P.C. 26 W Sixth Avenue, Helena MT 59624, in connection with the negotiations for and the drafting of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

Montana Funeral Directors Association, Inc.

By: _________________________________

Its: ___________________________

US Alliance Life and Security Company

By: _________________________________

Its: ___________________________